Exhibit 99.1

FOR IMMEDIATE RELEASE

Worldwide Webb Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing December 10, 2021

Orem, UT, December 9, 2021 — Worldwide Webb Acquisition Corp. (the “Company”) announced today that commencing December 10, 2021, holders of the units sold in the Company’s initial public offering of 23,000,000 units may elect to separately trade the Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market (the “Nasdaq”) and trade under the ticker symbols “WWAC” and “ WWACW,” respectively. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Holders of the units will need to have their brokers contact Continental Stock Transfer and Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. BofA Securities, Inc. and J.P. Morgan Securities LLC acted as the book-running managers for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Worldwide Webb Acquisition Corp.

Worldwide Webb Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.